 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 10, 2017

 _____________________

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on October 6, 2016, Amyris, Inc. (the “Company”) entered into a fourth amendment (the “Fourth Amendment”) of the Company’s Loan and Security Agreement, dated as of March 29, 2014, as subsequently amended on June 12, 2014, March 31, 2015 and November 30, 2015 (as amended, the “Loan Facility”), by and between the Company, certain of its subsidiaries party thereto and Stegodon Corporation (“Stegodon”), the agent and lender under the Loan Facility, as assignee of Hercules Capital, Inc. (formerly Hercules Technology Growth Capital, Inc.), and an affiliate of Ginkgo Bioworks, Inc. (“Ginkgo”), a commercial partner of the Company, which, among other things, required the Company to apply certain monies received by the Company under the Collaboration Agreement, dated as of September 30, 2016, between the Company and Ginkgo (the “Ginkgo Collaboration Agreement”) towards repayment of the outstanding loans under the Loan Facility, up to a maximum amount of $1 million per month, to the extent any monies are received in the respective month. The entry into the Ginkgo Collaboration Agreement and the Fourth Amendment were previously reported in Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on October 6, 2016 and October 12, 2016, respectively, and the terms of the Loan Facility were previously reported in Note 5, “Debt and Mezzanine Equity,” to the unaudited financial statements contained in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2016, and all such disclosure is incorporated herein by reference.

On January 10, 2017, in connection with Stegodon granting certain waivers of the debt and transfer covenants under the Loan Facility, the Company, certain of its subsidiaries and Stegodon entered into a fifth amendment (the “Fifth Amendment”) of the Loan Facility. Pursuant to the Fifth Amendment, the Company agreed to apply additional monies received by the Company under the Ginkgo Collaboration Agreement towards repayment of the outstanding loans under the Loan Facility, up to a maximum amount of $3 million, to the extent any such monies are received by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: January 13, 2017	By:	/s/ Kathleen Valiasek
Kathleen Valiasek
Chief Financial Officer